Exhibit 10.01
Cardinal Health
Deferred Compensation Plan
Amended and Restated Effective January 1, 2005
409A Transition Rules Amendment
Background Information
A.	Cardinal Health, Inc. (“Cardinal Health”) established and maintains the Cardinal Health Deferred Compensation Plan (the “Plan”) for the benefit of participants and their beneficiaries.

B.	The Human Resources and Compensation Committee of the Board of Directors of Cardinal Health, Inc. (the “Compensation Committee”) oversees and is authorized to amend the Plan.

C.	The Compensation Committee has authorized the amendment of the Plan to remove restrictions on the distribution of Cardinal Health common stock in kind and to reflect certain transition rules under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) that have been followed during 2005, as required by interim guidance issued under Code Section 409A.

D.	Section 7.1 of the Plan permits the amendment of the Plan at any time.
Amendment of the Plan
     The Plan is hereby amended as follows, effective (i) with respect to No. 1 below, as of the date of the Compensation Committee’s approval of this amendment, and (ii) with respect to No. 2 below, as of January 1, 2005:
1. The last sentence of Section 5.2 of the Plan is hereby amended to read as follows:
“Payments of amounts credited to the Participant’s Account will be made in U.S. dollars, except for amounts credited to the Participant’s Cardinal Stock Account, if any, which may be payable either in cash or in the form of Shares plus cash in lieu of any fractional shares at the election of the Participant.”
2. A new appendix is added to the Plan reading as follows:
“409A Transition Rules Appendix
     Notwithstanding anything herein to the contrary, the Administrative Committee may, on such terms as it deems appropriate, permit Participants during calendar year 2005 to terminate participation in the Plan or to cancel an outstanding deferral election, in whole or in part, with respect to amounts deferred and subject to Code Section 409A, and to receive a distribution of such amounts, in accordance with the provisions of IRS Notice 2005-1, Q&A-20, and administrative procedures established by the Administrative Committee in compliance with Code Section 409A. In addition, the Administrative Committee may, on such terms as it deems appropriate, permit Participants to make their deferral elections under the Plan for 2005 on or before March 15, 2005, provided that any such delayed election shall apply only to compensation that has not been paid or become payable at the time of the election and otherwise meets the requirements of IRS Notice 2005-1, Q&A-21, and administrative procedures established by the Administrative Committee in compliance with Code Section 409A. Finally, the Plan shall otherwise be administered in accordance with a good faith interpretation of the requirements of Code Section 409A, including any other transition rules permitted under applicable guidance, pending amendment to conform to the requirements of Code Section 409A on or before December 31, 2006, or such other extended compliance date established under applicable law.”
3. All other terms and provisions shall remain unchanged.

CARDINAL HEALTH, INC.

By:	/s/ Carole S. Watkins

Carole S. Watkins
Title:	Executive Vice President, Human Resources

Date:	December 21, 2005

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